Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Alan Krenek, Chief Financial Officer Basic Energy Services, Inc. 432-620-5510

Jack Lascar/Sheila Stuewe DRG&E / 713-529-6600
BASIC ENERGY SERVICES REPORTS
SECOND QUARTER 2010 RESULTS
Second quarter revenue up 22% sequentially
MIDLAND, Texas — July 27, 2010 — Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced its financial and operating results for the second quarter and six months ended June 30, 2010.
Basic generated revenue of $175.1 million during the second quarter of 2010, up 22% from $143.0 million in the first quarter of 2010, and rising 47% from the $118.8 million reported in the second quarter of 2009. For the second quarter of 2010, Basic generated a net loss of $12.4 million, or $0.31 per share, which excluded a $1.8 million, or $0.04 per share, after-tax gain on the bargain purchase of an acquisition. Basic reported a net loss of $21.6 million, or $0.54 per share in the first quarter of 2010 and a net loss of $21.2 million, or $0.54 per share in the second quarter of 2009. Including the impact of a $1.8 million gain on the bargain purchase of an acquisition, Basic reported a net loss of $10.7 million for the second quarter of 2010, or $0.27 per share.
Adjusted EBITDA for the 2010 second quarter was $26.9 million, or 15% of revenue, compared to $11.9 million, or 8% of revenue, in the first quarter of 2010, and $3.7 million, or 3% of revenue, in the comparable quarter of 2009. Adjusted EBITDA is defined as net income before interest, taxes, depreciation, amortization, goodwill impairment, the net gain or loss from the disposal of assets and gain on bargain purchase. EBITDA and Adjusted EBITDA, which are not measures determined in accordance with generally accepted accounting principles (“GAAP”), are defined and reconciled in note 2 under the accompanying financial tables.
Ken Huseman, Basic’s President and Chief Executive Officer, stated, “Each of our business segments generated double-digit sequential gains in revenue in the second quarter driven by higher utilization and targeted rate increases. Our completion and remedial services segment provided the greatest lift to revenue as full utilization in our pumping services and higher demand for our rental and fishing services drove discounts lower.
“Sequential incremental margin improvements, which averaged 50% for all our business segments ranged from 40% in our well servicing segment where utilization in our gas oriented markets remains relatively modest to more than 60% in our fluid services segment that was driven by asset relocations to more active and less price-competitive oil driven markets. Those incremental margins reflect our continued cost control efforts but really highlight the leverage afforded by higher utilization as we more fully absorb the substantial fixed costs inherent in our businesses.
“We have relocated a significant amount of equipment within our footprint and expanded our workforce to capitalize on improved activity in several markets particularly in our core Permian Basin operating area. The bulk of that relocation and reactivation was completed early in the quarter and helped drive utilization and margins higher even in the absence of significant pricing improvements. With the exception of our well servicing segment, where we still have a substantial number of idle rigs, we do not anticipate significant additional asset relocations.
“The substantial improvement over the prior year quarter reflects the recovery in E&P spending for all types of maintenance and capital spending. Oil price stability should drive further increases in oil-directed activity and we have leadership positions in most of those markets. We expect a more broad-based gas driven increase in 2011. With that outlook and the current tight utilization across much of our fleet, we are taking advantage of opportunities to build our operations through internal growth and through attractively valued acquisitions. We have recently expended capital for additional trucks and tanks in our fluid services segment and pumping assets to support our cementing operations.
“We completed the first significant acquisition of the year in May with the purchase of the inventory, engineering blueprints, parts and services businesses of Taylor Rigs, LLC (“Taylor”), which is located in the Tulsa, Oklahoma area. This acquisition augments our established refurbishment capability, provides the assurance of ongoing service support to the 140 well servicing rigs we purchased from Taylor since late 2004 and allows further standardization of our fleet as we retire our older, less efficient rigs over the next decade. Taylor will also continue to sell and service rigs to customers in the US and several international markets under the Taylor brand.”
For the six-month period ended June 2010, Basic generated a net loss of $34.0 million, or $0.85 per share, excluding a gain of $1.8 million, or $0.04 per share, for a bargain purchase on an acquisition. Net loss as reported for the 2010 six-month period was $32.3 million, or $0.81 per share. For the six-month period ended June 2009, Basic generated a net loss of $37.2 million, or $0.93 per share, excluding a $166.9 million after-tax, or $4.20 per share, ($204.0 million pre-tax) non-cash goodwill impairment charge. Net loss as reported for the 2009 six-month period was $204.1 million, or $5.13 per share. Revenues increased 16% to $318.1 million for the first six months of 2010 compared to $273.5 million in the same period in 2009. Adjusted EBITDA for the first six months of 2010 was $38.8 million, or 12% of revenue, compared to $18.6 million, or 7% of revenue, for the comparable period in 2009 (which excludes the 2009 pre-tax goodwill impairment charge).
Business Segment Results
Well Servicing
Sequentially, well servicing revenues rose 19% to $49.5 million during the second quarter of 2010 compared to $41.8 million in the prior quarter. In 2009, second quarter revenues were

$36.4 million. At June 30, 2010, the well servicing rig count was 404, unchanged from the prior quarter end. The weighted average number of well servicing rigs was 404 during the second quarter of 2010 compared to 405 during the first quarter of 2010 and 414 during the second quarter of 2009.
Well servicing rig utilization rose to 53% in the second quarter of 2010, up from 47% in the first quarter reflecting increased demand for our services due to an uptick in activity in oil dominated markets and better weather conditions. Last year in the comparable quarter, the rig utilization rate was 37%. Excluding revenues associated with rig manufacturing and service, revenue per well servicing rig hour rose 3% sequentially to $316 from $308 in the first quarter of 2010, but declined by 4% from the $329 achieved during the second quarter of 2009.
Well servicing segment profit in the second quarter of 2010 was $12.8 million compared to $9.7 million in the prior quarter and $8.6 million in the same period in 2009. Segment profit margins rose to 26% in the second quarter of 2010 from 23% in the first quarter and 24% in the second quarter of 2009. Segment profit margins in the second quarter of 2010 grew due to strengthening in pricing and demand for our services.
Fluid Services
Fluid services revenues in the second quarter of 2010 increased by 13% to $58.8 million compared to $52.1 million in the prior quarter. During the comparable quarter of 2009, this segment produced $49.1 million in revenue. The weighted average number of fluid services trucks rose slightly to 797 during the second quarter of 2010, increasing by 6 trucks from the weighted average truck count of 791 during the first quarter of 2010. The weighted average number of fluid services trucks was 808 during the second quarter of 2009. The sequential increase in revenues was due to higher truck utilization, better pricing and a substantial increase in frac tank revenues.
The average revenue per fluid services truck was $74,000 in the second quarter of 2010, up 12% from $66,000 in the prior quarter and 21% compared to $61,000 in the same period in 2009. Segment profit in the second quarter of 2010 was $15.4 million, or 26% of revenue, compared to $11.2 million, or 21% of revenue, in the prior quarter and $13.7 million, or 28% of revenue, in the same period in 2009.
Completion & Remedial Services
Sequentially, completion and remedial services revenues increased 36% to $61.5 million in the second quarter of 2010 from $45.2 million in the prior quarter. In the comparable quarter of last year, this segment generated $29.4 million in revenue. Segment profit in the second quarter of 2010 rose sequentially to $23.9 million, or 39% of revenue, compared to $15.5 million, or 34% of revenue, in the prior quarter. During the second quarter of 2009, segment profit was $7.9 million, or 27% of revenue. The sequential and prior year rise in revenue and segment profit was due to the improving utilization as the quarter progressed, especially for our pumping services which exited the second quarter with essentially full utilization. Due to the increase in demand, pricing strengthened as well throughout the quarter. As of June 30, 2010, Basic had approximately 142,000 hydraulic horsepower, up 2,000 horsepower from the prior quarter and up from 139,000 horsepower at June 30, 2009.

Contract Drilling
Contract drilling revenues increased 39% to $5.3 million during the second quarter of 2010 compared to $3.8 million in the first quarter of 2010. During the second quarter of 2009, this segment produced $4.0 million in revenue. Basic operated nine drilling rigs during the second quarter of 2010, the same as in the prior quarter and in the same period in 2009. Rig operating days during the second quarter of 2010 rose 25% to 527 compared to 420 in the prior quarter. Rig operating days were 314 in the comparable period in 2009. Segment profit in the second quarter of 2010 was $1.5 million compared to $519,000 in the prior quarter and $650,000 in the second quarter of 2009. The sequential increase in revenue and profit was attributable to increased demand for our services as well as an 11% increase in revenue per day.
G&A Expense
G&A expense in the second quarter of 2010 was $26.8 million, or 15% of total revenue, compared to $25.1 million, or 17% of total revenue, in the first quarter of 2010. The sequential increase in G&A expense was due to higher quarterly cash bonus and noncash stock incentive compensation, and increased G&A from Taylor operations. During the second quarter of 2009, G&A expense was $27.4 million, or 23% of total revenue.
Capital Expenditures
During the first six months of 2010, Basic’s total capital expenditures, including capital leases of $6 million, were approximately $32 million, comprised of $20 million for sustaining and replacement projects, $8 million for expansion projects and $4 million for other projects. Expansion capital spending included approximately $5 million for the fluid services segment, $2 million for the completion and remedial services segment, and $1 million for the well servicing segment. Other capital expenditures were mainly for facilities and IT infrastructure.
Based on current operating conditions, Basic now projects that capital expenditures for 2010 will be $65 million, which includes amounts for expansion and further replacements.
Conference Call
Basic will host a conference call to discuss its second quarter 2010 results on Wednesday, July 28, 2010, at 9:00 a.m. Eastern Time (8:00 a.m. Central). To access the call, please dial (480) 629-9819 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, http:// www.basicenergyservices.com.
A telephonic replay of the conference call will be available until August 4, 2010 and may be accessed by calling (303) 590-3030 and using the pass code 4325578#. A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email at dmw@drg-e.com.
About Basic Energy Services

Basic Energy Services provides well site services essential to maintaining production of oil and gas wells within its operating area. The Company employs over 4,100 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas and the Rocky Mountain states.
For more information, please visit Basic’s website at http://www.basicenergyservices.com.
Safe Harbor Statement
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic’s ability to execute, manage and integrate acquisitions successfully, (iii) changes in our expenses, including labor or fuel costs and financing costs, and (iv) regulatory changes. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2009 and subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.
-Tables to Follow-

Basic Energy Services, Inc.
Consolidated Statements of Operations, Comprehensive Income and Other Financial Data
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Income Statement Data:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Well servicing	$49,529	$36,399	$91,325	$85,213
Fluid services	58,801	49,088	110,948	114,065
Completion and remedial services	61,533	29,373	106,767	66,632
Contract drilling	5,269	3,988	9,058	7,626

Total revenues	175,132	118,848	318,098	273,536

Expenses:
Well servicing	36,734	27,825	68,834	64,742
Fluid services	43,425	35,381	84,365	79,968
Completion and remedial services	37,660	21,484	67,383	47,378
Contract drilling	3,725	3,338	6,995	6,607
General and administrative (1)	26,820	27,424	51,897	56,503
Depreciation and amortization	34,250	32,413	67,348	65,150
(Gain) loss on disposal of assets	463	474	1,174	1,339
Goodwill impairment	—	(82)	—	204,014

Total expenses	183,077	148,257	347,996	525,701

Operating income (loss)	(7,945)	(29,409)	(29,898)	(252,165)
Other income (expense):
Interest expense	(11,778)	(5,974)	(23,442)	(11,710)
Interest income	24	173	50	393
Gain on bargain purchase	1,772	—	1,772	—
Other income (expense)	111	118	192	252

Income (loss) from continuing operations before income taxes	(17,816)	(35,092)	(51,326)	(263,230)
Income tax benefit (expense)	7,144	13,856	19,063	59,169

Net income (loss)	$(10,672)	$(21,236)	$(32,263)	$(204,061)

Earnings (loss) per share of common stock:
Basic	$(0.27)	$(0.54)	$(0.81)	$(5.13)

Diluted	$(0.27)	$(0.54)	$(0.81)	$(5.13)

Other Financial Data:
EBITDA (2)	$28,188	$3,122	$39,414	$(186,763)
Adjusted EBITDA (2)	26,879	3,678	38,816	18,590
Capital expenditures:
Acquisitions, net of cash acquired	9,625	40	10,312	1,190
Property and equipment	14,463	11,403	25,555	25,187

	As of
	June 30,	June 30,
	2010	2009
Balance Sheet Data:	(unaudited)	(unaudited)
Cash and cash equivalents	$73,775	$134,304
Restricted cash	15,247	—
Net property and equipment	633,965	714,560
Total assets	1,011,725	1,068,393
Total long-term debt	470,928	451,958
Total stockholders’ equity	309,856	387,219

	Three months		Six months
	Ended June 30,		Ended June 30,
Segment Data:	2010	2009	2010	2009

Well Servicing
Weighted average number of rigs	404	414	405	414
Rig hours (000’s)	153.9	110.5	289.6	242.8
Rig utilization rate	53.3%	37.3%	50.0%	41.0%
Revenue per rig hour, excluding manufacturing	$316	$329	$312	$351
Well servicing rig profit per rig hour	$83	$78	$78	$84
Segment profits as a percent of revenue	25.8%	23.6%	24.6%	24.0%

Fluid Services
Weighted average number of fluid services trucks	797	808	794	811
Revenue per fluid services truck (000’s)	$74	$61	$140	$141
Segment profits per fluid services truck (000’s)	$19	$17	$33	$42
Segment profits as a percent of revenue	26.2%	27.9%	24.0%	29.9%

Completion and Remedial Services
Segment profits as a percent of revenue	38.8%	26.9%	36.9%	28.9%

Contract Drilling
Weighted average number of rigs	9	9	9	9
Rig operating days	527	314	947	562
Revenue per day	$10,000	$12,700	$9,600	$13,600
Drilling rig profit per day	$2,900	$2,100	$2,200	$1,800
Segment profits as a percent of revenue	29.3%	16.3%	22.8%	13.4%
(1) Includes approximately $1,439,000 and $1,290,000 of non-cash compensation expense for the three months ended June 30, 2010 and 2009, respectively. For the six months ended June 30, 2010 and 2009, it includes approximately $2,589,000 and $2,665,000 of non-cash expenses, respectively.
(2) This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.” This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation, amortization, goodwill impairment charges, gain or loss on disposal of assets, and the gain on bargain purchase, or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:
•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and

•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.
EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:
•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;

•	EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, its debt;

•	EBITDA does not reflect income taxes;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.
In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include;
•	Adjusted EBITDA does not include impairment of goodwill;

•	Adjusted EBITDA does not reflect our gain or loss on disposal of assets;

•	Adjusted EBITDA does not reflect our gain on bargain purchases; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.
The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months		Six months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Reconciliation of Net Income (Loss) to EBITDA:	(Unaudited)		(Unaudited)
Net income (loss)	$(10,672)	$(21,236)	$(32,263)	$(204,061)
Income taxes	(7,144)	(13,856)	(19,063)	(59,169)
Net interest expense	11,754	5,801	23,392	11,317
Depreciation and amortization	34,250	32,413	67,348	65,150

Adjusted EBITDA	$28,188	$3,122	$39,414	$(186,763)

The following table presents a reconciliation of net income to “Adjusted EBITDA,” which means our EBITDA excluding the goodwill impairment charge in 2009:

	Three months		Six months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Reconciliation of Net Income (Loss) to Adjusted EBITDA:	(Unaudited)		(Unaudited)
Net income (loss)	$(10,672)	$(21,236)	$(32,263)	$(204,061)
Goodwill impairment	—	82	—	204,014
Income taxes	(7,144)	(13,856)	(19,063)	(59,169)
Gain on bargain purchase	(1,772)	—	(1,772)	—
Net interest expense	11,754	5,801	23,392	11,317
(Gain) loss on disposal of assets	463	474	1,174	1,339
Depreciation and amortization	34,250	32,413	67,348	65,150

Adjusted EBITDA	$26,879	$3,678	$38,816	$18,590

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